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                                                                 EXHIBIT (a)(14)



            LILLY AND GUIDANT ANNOUNCE REVISED PRORATION FACTOR FOR
                            GUIDANT EXCHANGE OFFER


Eli Lilly and Company (NYSE:LLY) and Guidant Corporation (NYSE:GDT) announced that the preliminary proration factor for the Guidant Exchange Offer should be approximately 33.6 percent, rather than 35.5 percent as announced earlier this morning.

Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Ind., that is dedicated to creating and delivering superior health care solutions--by combining pharmaceutical innovation, existing pharmaceutical technology, disease prevention and management, and information technologies--in order to provide customers worldwide with optimal clinical and economic outcomes.

A leader in the medical device industry, Guidant Corporation provides innovative, cost-effective products and services to the global cardiology and minimally invasive surgery marketplaces. Guidant comprises Advanced Cardiovascular Systems, Inc. (ACS), Cardiac Pacemakers, Inc. (CPI), Devices for Vascular Intervention, Inc. (DVI), Heart Rhythm Technologies Incorporated (HRT), Origin Medsystems, Inc. and its international affiliates.

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